Exhibit 5.1

Jason L. Kent

T: +1 858 550 6044

jkent@cooley.com

May 10, 2018

Retrophin, Inc.

3721 Valley Centre Drive, Suite 200

San Diego, CA 92130

Ladies and Gentlemen:

You have requested our opinion, as counsel to Retrophin, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 8,600,916 shares of the Company’s Common Stock, $0.0001 par value, including (i) 105,000 shares (the “Inducement Shares”) reserved for issuance pursuant to inducement awards made on terms and conditions consistent with equity awards under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), (ii) 300,000 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2017 Employee Stock Purchase Plan (the “ESPP”) and (iii) 8,195,916 shares (the “EIP Shares”) reserved for issuance pursuant to the Company’s 2018 Equity Incentive Plan (the “EIP,” and collectively with the 2015 Plan and the ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Plans, the Company’s Certificate of Incorporation, as amended, its Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Inducement Shares, when sold and issued in accordance with the applicable stock option agreement, the ESPP Shares, when sold and issued in accordance with the ESPP, and the EIP Shares, when sold and issued in accordance with the EIP, and in each case when sold and issued in accordance with the Registration Statement and the related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Jason L. Kent
Jason L. Kent

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM